Exhibit 10.3

FINAL FORM

Forum Investors I, LLC

135 East 57th Street, 8th Floor,

New York, New York

November 30, 2017

Forum Merger Corporation c/o Forum Investors I, LLC 135 East 57th Street, 8th Floor New York, New York Attn: Chief Executive Officer	C1 Investment Corp. 3344 Highway 149 Eagan, MN 55121 Attn: John McKenna, Chief Executive Officer

Clearlake Capital Management III, L.P. 233 Wilshire Blvd., Suite 800 Santa Monica, CA 90401 Attn: Behdad Eghbali, Partner

Re: Sponsor Earnout Letter and Amendment to Escrow Agreement

Ladies and Gentlemen:

Reference is made to that certain: (i) Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, the “Merger Agreement”) by and among Forum Merger Corporation, a Delaware corporation (the “Parent”), FMC Merger Subsidiary Corp., a Delaware corporation and a wholly-owned subsidiary of Parent, FMC Merger Subsidiary LLC, a Delaware limited liability company, and a wholly-owned subsidiary of the Parent, Clearlake Capital Management III, L.P., a Delaware limited partnership, in the capacity thereunder as the Seller Representative (the “Seller Representative”), and C1 Investment Corp., a Delaware corporation (the “Company”); and (ii) Stock Escrow Agreement, dated as of April 6, 2017 (the “Escrow Agreement”), by and among Parent, Forum Investors I, LLC, a Delaware limited liability company (the “Sponsor”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Escrow Agent”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Merger Agreement.

In order to induce the Company to enter into the Merger Agreement, the Sponsor has agreed to enter into this letter agreement (this “Agreement”) relating to the 4,312,500 Parent Founder Shares initially purchased by Sponsor in a private placement prior to the IPO, which shares are currently held by Sponsor.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor and each of the undersigned parties hereby agrees as follows:

1.	The Sponsor hereby agrees, upon and subject to the Closing, to forfeit 1,078,125 of the Parent Founder Shares (the “Forfeited Shares”). In order to effectuate such forfeiture, upon the Closing, the Sponsor shall deliver the Forfeited Shares to Parent in certificated or book entry form (at the election of the Sponsor) for cancellation by Parent.

2.

The Sponsor hereby agrees that, upon and subject to the Closing, an additional 2,156,250 of the Parent Founder Shares (the “Sponsor Earnout Shares”) shall be subject to potential forfeiture in the event that Earnout Payments are not achieved by the Parent and its Subsidiaries, including the Surviving Corporation and Surviving Entity pursuant to Article II of the Merger Agreement, with such Sponsor Earnout Shares vesting pursuant to the terms of this Agreement. One-third (1/3rd) of the Sponsor Earnout Shares shall become fully vested and no longer subject to forfeiture upon each date of final determination pursuant to Section 2.2 of the Merger Agreement that (i) the 2018 Target has been achieved, (ii) the 2019 Target has been achieved, and (iii) the 2020 Target has been achieved, and, in each case, that the applicable Earnout

Payment has become payable as a result thereof (whether in the form of a Regular Earnout Payment, Catchup Earnout Payment or Accelerated Earnout Payment). In the event of a Change of Control, all Sponsor Earnout Shares shall immediately vest and no longer be subject to forfeiture upon such Change of Control. Any Sponsor Earnout Shares that have not vested pursuant to this Section 2 on or prior to the date that (i) all earned Earnout Payments have been made and (ii) it is finally determined that the Company Securityholders are not entitled to or eligible to receive any further Earnout Payments under the Merger Agreement, will be forfeited by the Sponsor after such date, and the Sponsor will deliver any such forfeited Sponsor Earnout Shares to the Parent in certificated or book entry form (at the election of the Sponsor) for cancellation by Parent.

3.	The Sponsor hereby agrees that it shall not sell, transfer, or otherwise dispose of, or hypothecate or otherwise grant any interest in or to, any of the Sponsor Earnout Shares, unless and until such shares have become vested in accordance with Section 2 above and are no longer subject to the Escrow Period (as used herein, as defined in the Escrow Agreement) in accordance with the Escrow Agreement as amended by Section 6 below. The share certificates representing the Sponsor Earnout Shares shall contain a legend relating to transfer restrictions imposed by this Agreement and the risk of forfeiture associated with the Sponsor Earnout Shares. Such legend shall be removed upon the request of Sponsor (with written notice to the Parent) following any such Sponsor Earnout Shares becoming vested and no longer subject to forfeiture.

4.	Until and unless the Sponsor Earnout Shares are forfeited, the Sponsor shall have full ownership rights to the Sponsor Earnout Shares, including the right to vote such shares. Notwithstanding the foregoing, dividends shall not accrue on the unvested Sponsor Earnout Shares, nor shall Sponsor have the right to receive dividends and distributions on the unvested Sponsor Earnout Shares, in each case, until and unless and to the extent that any such Sponsor Earnout Shares shall have become vested in accordance with Section 2.

5.	The Sponsor hereby agrees, on behalf of itself and its members and Affiliates, that effective upon and conditioned upon the Closing, it hereby waives (i) any rights that it has under Article Fourth, Section B(b)(ii) of the Parent’s amended and restated certificate of incorporation to the adjustment to the conversion ratio of the Parent Founder Shares in connection with the PIPE Investment or the Closing and (ii) any other preemptive or participation rights that the Sponsor and/or its members or Affiliates may have with respect to the PIPE Investment, including any rights under the Amended and Restated Limited Liability Company Agreement of the Sponsor.

6.	The parties hereby agree that, effective upon and conditioned upon the Closing, and subject to receipt of (i) the approval of Parent’s stockholders at the Special Meeting with respect to such amendment and (ii) the acknowledgement, approval and acceptance of such amendment by both the Escrow Agent and EBC, the Escrow Agreement is hereby amended so that with respect to the Escrow Shares (as defined in the Escrow Agreement), notwithstanding the provisions of the Escrow Agreement, including Section 3.2 thereof:

(a)	upon the Closing, the Forfeited Shares shall immediately be released from escrow and disbursed by the Escrow Agent to the Parent to be cancelled by the Parent, and the Escrow Period (as used herein, as defined in the Escrow Agreement) with respect to the Forfeited Shares shall end at the Closing;

(b)	upon the Closing, any Parent Founder Shares other than the Forfeited Shares and the Sponsor Earnout Shares shall immediately be released from escrow and disbursed by the Escrow Agent to the Sponsor, and the Escrow Period with respect to such Parent Founder Shares shall end at the Closing;

(c)

with respect to the Sponsor Earnout Shares, the Escrow Period shall instead be the period from the Closing until the earlier of (i) the one hundred and eighty (180) day anniversary of the date of the Closing and (ii) the date after the Closing on which Parent consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of Parent’s shareholders having the right to exchange their equity holdings in Parent for cash, securities or other property. Notwithstanding the foregoing, if the VWAP of Parent Common Shares for fifteen

(15) consecutive Trading Days is at least $12.50 per share (subject to equitable adjustment by Parent in good faith for stock splits, stock dividends, reorganizations and similar transactions) for each such Trading Day (such condition, the “Stock Price Condition”), then the Escrow Period shall be deemed to have ended upon the end of such fifteenth (15th) consecutive Trading Day with respect to twenty-five percent (25%) of the Sponsor Earnout Shares (with such twenty-five percent (25%) Sponsor Earnout Shares only including any Sponsor Earnout Shares that are vested and no longer subject to forfeiture at such time or any Sponsor Earnout Shares that vest at any time thereafter). As promptly as possible after the occurrence of any such event, the Parent will notify and certify to the Escrow Agent in writing that the Stock Price Condition has been met or that a transaction described in clause (ii) of this clause (c) have been consummated, and the Escrow Agent will thereupon release the applicable Sponsor Earnout Shares to the Sponsor. For the avoidance of doubt, any Sponsor Earnout Shares that are released from the escrow with the Escrow Agent will still be subject to the restrictions set forth in Section 3 above until they have become vested in accordance with Section 2 above.

7.	Parent hereby agrees that all Parent Securities owned by the Sponsor or its members or Affiliates, including the Sponsor Earnout Shares (and with respect to any Parent Private Warrants, the Parent Common Shares issuable upon exercise thereof), will be included in the resale registration statement to be filed by the Parent pursuant to Section 6.20 of the Merger Agreement and that the Sponsor will have the right to enforce the provisions of Section 6.20 of the Merger Agreement with respect to any such Parent Securities. Although such registration shall not be a Demand Registration under the Registration Rights Agreement, dated as of April 6, 2017, by and between the Parent and the Sponsor (the “Existing Registration Rights Agreement”) or the Registration Rights Agreement (as defined in the Merger Agreement), the Sponsor (and its members and Affiliates) and Parent will have such rights and obligations with respect to such registration as if the Sponsor (directly or behalf of its members or Affiliates) had exercised a Demand Registration under Section 2.1 of the Existing Registration Rights Agreement as in effect on the date hereof with respect to the securities included in such registration.

8.	Except as expressly provided in this Agreement, all of the terms and provisions in the Escrow Agreement are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This Agreement does not constitute, directly or by implication, an amendment or waiver of any provision of the Escrow Agreement, or any other right, remedy, power or privilege of any party thereto, except as expressly set forth herein. If any provision of the Escrow Agreement is different from or inconsistent with any provision of this Agreement, the provision of this Agreement shall control, and the provision of the Escrow Agreement shall, to the extent of such difference or inconsistency, be disregarded.

9.	This Agreement, together with the Merger Agreement to the extent referenced herein, and the Escrow Agreement, as amended hereby, constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, relating to the subject matter hereof. This Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

10.	No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto, and any purported assignment in violation of the foregoing shall be null and void ab initio. This Agreement shall be binding on the parties hereto and their respective successors and assigns.

11.	This Agreement shall be construed and interpreted in a manner consistent with the provisions of the Merger Agreement. The provisions set forth in Sections 11.4 through 11.8, 11.12 and 11.13 of the Merger Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement as if all references to the “Agreement” in such sections were instead references to this Agreement.

12.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent in the same manner as provided in the Merger Agreement, with notices to the Parent, the Company and the Seller Representative being sent to the addresses set forth therein, and with notices to the Sponsor being sent to the address set forth in the Escrow Agreement, in each case with all copies as required thereunder.

13.	This Agreement shall terminate at such time, if any, as the Merger Agreement is terminated in accordance with its terms, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement.

{Remainder of Page Intentionally Left Blank; Signature page follows}

Please indicate your agreement to the foregoing by signing in the space provided below.

FORUM INVESTORS I, LLC

By:	/s/ David Boris

Name:	David Boris
Title:	Member

Accepted and agreed, effective as of the date first set forth above:

FORUM MERGER CORPORATION

By:	/s/ David Boris
Name:	David Boris
Title:	Co-Chief Executive Officer

C1 INVESTMENT CORP.

By:	/s/ Behdad Eghbali
Name:	Behdad Eghbali
Title:	Authorized Signatory

CLEARLAKE CAPITAL MANAGEMENT III, L.P ., solely in its capacity under the Merger Agreement as the Seller Representative

By:	/s/ Behdad Eghbali
Name:	Behdad Eghbali
Title:	Managing Partner

[Signature Page to Sponsor Earnout Letter and Amendment to Escrow Agreement]